Exhibit 99.1

Overhill Farms Announces Court Ruling
Denying Class Action Status of Lawsuit

LOS ANGELES, CA (June 28, 2012) — James Rudis, Chairman, President and Chief Executive Officer of Overhill Farms, Inc. (NYSE-AMEX: OFI) (NYSE MKT: OFI) today announced a court ruling in the Company’s favor, denying class action status to a lawsuit filed by several former employees.

Judge David L. Minning of the Los Angeles Superior Court issued the ruling in the lawsuit filed July 1, 2009, by employees who had been terminated by the Company a month earlier for using invalid Social Security numbers in connection with their employment.

The lawsuit claimed that the Company had required employees to put on and remove protective clothing and wash their hands before and after working without paying employees for that time, along with other alleged violations of labor regulations. The Company denied the allegations.

Judge Minning ruled that the plaintiffs named in the purported class action could not adequately represent the interests of other employees, in part because they “lied to their employer” about certain facts. “This is a serious charge against their credibility,” the judge ruled, which “raises serious doubts that they should stand in a position of fiduciary responsibility to the class members.”

The judge also noted that some sworn statements from members of the purported class of employees “lack credibility,” while other statements they made contradict the claims in their lawsuit.

Judge Minning ruled that “evidence demonstrates that this class does not meet certain requirements for certification” as a class action lawsuit.

The denial of class action certification is subject to appeal, and plaintiffs can pursue their claims individually. The Company said that, based on the strength of the court’s ruling and on the Company’s employment practices, it was confident it would prevail in any further litigation.

Mr. Rudis said, “We have stated from the outset that we believe these claims were completely without merit, and are pleased by the court’s ruling. This ruling vindicates our decision to vigorously oppose any attempt to exploit the unfortunate circumstances of our former employees to damage the Company and its shareholders.”

About Overhill Farms

Overhill Farms, Inc. (www.OverhillFarms.com) is a value-added supplier of custom high quality prepared frozen foods for branded retail, private label foodservice and airline customers. Its product line includes entrées, plated meals, bulk-packed meal components, pastas, soups, sauces, poultry, meat and fish specialties, as well as organic and vegetarian offerings. The Company’s capabilities give its customers a one-stop solution for new product development, precise replication of existing recipes, product manufacturing and packaging. Its customers include prominent nationally recognized names such as Jenny Craig, Inc., Safeway Inc., Panda Restaurant Group, Inc., Pinnacle Foods Group LLC and American Airlines, Inc. The Company also sells frozen foods under the Boston Market brand, under an exclusive license from Boston Market Corporation.

This press release may include ‘forward-looking statements’ within the context of the federal securities laws. Statements herein, including statements regarding the Company’s ability to prevail in future litigation, may be impacted by various factors including, among others, that plaintiffs may appeal the judge’s ruling, inherent uncertainty in the appeal process, whether the individual plaintiffs will pursue their claims outside of a class action, and the unpredictable nature of litigation if they do so. Interested parties should refer to the disclosure concerning the operational and business concerns of Overhill Farms set forth in Overhill Farms’ filings with the Securities and Exchange Commission.

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Contact:

Alexander Auerbach
Auerbach & Co. Public Relations
1-800-871-2583 or auerbach@aapr.com